We hereby consent to the incorporation by reference of our report as of March 31, 2000, relating to the unaudited consolidated interim financial statements of Scantek Medical, Inc., that are included in the form 10QSB for the quarter ended March 31, 2000, in the proposed July 25, 2000 filing on Form S-8.



By:   /S/ PATRICIA B. FURNESS
    ----------------------------
          Patricia B. Furness


Title: Vice President, Secretary, Director